Exhibit 5.1

June 13, 2008

Fossil, Inc.

2280 N. Greenville Avenue

Richardson, Texas 75082

Re:          Fossil, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Fossil, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the registration of (i) up to 4,685,030 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), issuable under the Fossil, Inc. 2008 Long-Term Incentive Plan (the “Plan”), (ii) up to 10,000 shares of Common Stock issuable pursuant to the Non-Qualified Stock Option Award dated as of July 24, 2003, by and between the Company and Werner Thieme, as amended, (iii) up to 3,000 shares of Common Stock issuable pursuant to the Non-Qualified Stock Option Award dated as of June 16, 2003, by and between the Company and Miguel Angel Cadarso, as amended, (iv) up to 4,500 shares of Common Stock issuable pursuant to the Non-Qualified Stock Option Award dated as of May 3, 2002, by and between the Company and Miguel Angel Cadarso, as amended, (v) up to 4,500 shares of Common Stock issuable pursuant to the Non-Qualified Stock Option Award dated as of April 2, 2001, by and between the Company and Miguel Angel Cadarso, as amended, (vi) up to 6,750 shares of Common Stock issuable pursuant to the Non-Qualified Stock Option Award dated as of May 1, 2001, by and between the Company and Miguel Angel Cadarso as amended, and (vii) up to 3,375 shares of Common Stock issuable pursuant to the Non-Qualified Stock Option Award dated as of May 3, 2002, by and between the Company and Shinya Kimura, as amended (such shares collectively the “Shares,” and the awards listed in (ii) through (vii), as amended, the “Awards”).

In rendering the opinions set forth herein, we have reviewed (i) the Registration Statement, (ii) the Plan, (iii) the Awards, (iv) the Fossil, Inc. 2004 Long-Term Incentive Plan, as in effect immediately prior to its termination, (v) the Second Amended and Restated Certificate of Incorporation of the Company, as amended to date (the “Certificate of Incorporation”), (vi) the Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”), (vii) a specimen of the Company’s Common Stock certificate and (viii) resolutions of the Board of Directors of the Company. In addition, we have examined originals or photostatic or certified copies of certain of the records and documents of the Company, copies of public documents, certificates of officers of the Company, and such other agreements, instruments and documents as we have deemed necessary in connection with the opinion hereinafter expressed. As to the various questions of fact material to the opinion expressed below, we have relied solely upon certificates or comparable documents of officers and representatives of the Company without independent check or verification of their accuracy.

In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

In rendering the opinions set forth herein, we have assumed that, at the time of the issuance of the Shares, (i) the resolutions of the Company referred to above will not have been modified or rescinded, (ii) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or fully paid status of the

Common Stock, (iii) the Company will receive consideration for the issuance of the Shares that is at least equal to the par value of the Common Stock, (iv) all requirements of the DGCL (as defined below), the Certificate of Incorporation and the Bylaws will be complied with when the Shares are issued, (v) sufficient shares of Common Stock will be authorized for issuance under the Certificate of Incorporation of the Company that have not otherwise been issued or reserved for issuance and (vi) neither the issuance nor sale of the Shares will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Based on our examination described above, subject to the assumptions and limitations stated herein, and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that upon issuance of the Shares in accordance with the terms of the Plan or the applicable Award, as applicable, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (the “DGCL”) as in effect on the date hereof and applicable provisions of the Delaware Constitution, in each case as currently in effect, and judicial decisions reported as of the date hereof and interpreting the DGCL and such provisions of the Delaware Constitution.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP